Exhibit 99.1

Lauren Gioia | Jennifer Park | Dan Abernethy | Lauren.Gioia@Sothebys.com | Jennifer.Park@Sothebys.com | Dan.Abernethy@Sothebys.com +1 212 606 7176

SOTHEBY’S REPORTS 2018 SECOND QUARTER FINANCIAL RESULTS
NEW YORK, August 6, 2018 - Sotheby’s (NYSE: BID) today reported its financial results for the second quarter and six months ended June 30, 2018.

For the three months ended June 30, 2018, Sotheby’s reported net income of $57.3 million, or $1.08 per diluted share. These results represent a decline of 26% from $76.9 million and 24% from $1.43 per diluted share in the prior year period partly due to the movement of certain Spring Hong Kong sales into the first quarter of 2018 that have historically been held in the second quarter.

For the six months ended June 30, 2018, Sotheby’s reported net income of $50.8 million, or $0.95 per diluted share, a 23% and 21% decline from the prior period, respectively. Excluding certain items, Adjusted Net Income* for the first half of 2018 was $63.0 million, or Adjusted Diluted Earnings per Share* of $1.18. These results represent a decline of 5% from $66.1 million and 3% from Adjusted Diluted Earnings per Share* of $1.22 in the prior year period.

“Sotheby’s is on track to deliver another year of excellent growth in auction sales and even more impressive growth in private sales,” said Tad  Smith, Sotheby’s President and CEO, adding, “and we are confident that our strategic initiatives to differentiate our company are picking up steam."

Highlights

•
Second quarter results are significantly impacted by the movement of certain Spring Hong Kong sales into the first quarter of 2018 after occurring in the second quarter of the prior year. The schedule change shifted $130 million in Net Auction Sales and $20 million in operating income to first quarter 2018 results.

•	Consolidated Sales increased 15% to $2.4 billion in the second quarter of 2018 and 22% to $3.5 billion in the first half of 2018.

•	Private sales grew 57% in the second quarter of 2018 to $296 million and 63% in the first half of 2018 to $543 million.

Exhibit 99.1

•
Results for the second quarter and first half of 2018 were impacted by a decline in Auction Commission margin to 14.1% and 15%, respectively. In the second quarter of 2018, the art market was driven by competitive high-value consignments from fiduciary sources such as estates, foundations and charities. Accordingly, when compared to the prior year periods, our Auction Commission Margin was reduced by a higher level of auction commissions shared with consignors in these situations.

•
The comparison of Auction Commission Margin to the prior year periods was also negatively impacted by buyer's premium used to offset auction guarantee shortfalls and fees incurred in respect of auction guarantee risk sharing arrangements. In particular, the current year periods were negatively impacted by the sale of two guaranteed paintings, which collectively reduced our Auction Commission Margin by 1.4% and 1.1% during the three and six month periods, respectively.

Three Months Ended June 30, 2018 v. 2017 Financial Highlights
(in thousands of dollars, except per share data)

			Variance
Three Months Ended June 30,	2018	2017	$ / %	%
Total revenues (a)	$345,636	$339,859	$5,777	2%
Net income attributable to Sotheby's	$57,282	$76,891	$(19,609)	(26%)
Adjusted Net Income (b)	$58,058	$77,533	$(19,475)	(25%)
Diluted earnings per share	$1.08	$1.43	$(0.35)	(24%)
Adjusted Diluted Earnings Per Share (b)	$1.09	$1.44	$(0.35)	(24%)
Statistical Metrics:
Aggregate Auction Sales (c)	$2,027,421	$1,839,939	$187,482	10%
Net Auction Sales (d)	$1,707,432	$1,543,331	$164,101	11%
Private Sales (e)	$296,060	$189,027	$107,033	57%
Consolidated Sales (f)	$2,363,587	$2,048,903	$314,684	15%

Six Months Ended June 30, 2018 v. 2017 Financial Highlights
(in thousands of dollars, except per share data)

			Variance
Six Months Ended June 30,	2018	2017	$ / %	%
Total revenues (a)	$541,432	$539,168	$2,264	—%
Net income attributable to Sotheby's	$50,760	$65,566	$(14,806)	(23%)
Adjusted Net Income (b)	$63,013	$66,109	$(3,096)	(5%)
Diluted earnings per share	$0.95	$1.21	$(0.26)	(21%)
Adjusted Diluted Earnings Per Share (b)	$1.18	$1.22	$(0.04)	(3%)
Statistical Metrics:
Aggregate Auction Sales (c)	$2,854,211	$2,407,229	$446,982	19%
Net Auction Sales (d)	$2,398,801	$2,018,234	$380,567	19%
Private Sales (e)	$542,648	$333,810	$208,838	63%
Consolidated Sales (f)	$3,453,201	$2,832,353	$620,848	22%

(a) Total revenues for the three and six months ended June 30, 2017 have been updated to reflect the retrospective adoption of a new accounting standard that became effective on January 1, 2018. See Note 1 of Notes to Condensed Consolidated Financial Statements included in our Form 10-Q for the period ended June 30, 2018.

Exhibit 99.1

(b) See Appendix B for a description of these non-GAAP financial measures and reconciliations to the most comparable GAAP amounts.
(c) Represents the total hammer (sale) price of property sold at auction plus buyer’s premium, excluding amounts related to the sale of our inventory at auction, which are reported within inventory sales.
(d) Represents the total hammer (sale) price of property sold at auction, excluding amounts related to the sale of our inventory at auction, which are reported within inventory sales.
(e) Represents the total purchase price of property sold in private sales that we have brokered, including our commissions.
(f) Represents the sum of Aggregate Auction Sales, Private Sales, and inventory sales.

Non-GAAP Financial Measures
*Adjusted Net Income and Adjusted Diluted Earnings Per Share are non-GAAP financial measures. See Appendix B for a description of these non-GAAP financial measures and reconciliations to the most comparable GAAP amounts.

Forward-Looking Statements
This release contains certain “forward-looking statements” (as such term is defined in Section 21E of the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which Sotheby’s believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the global economy and financial markets, political conditions in various countries, competition with other auction houses and art dealers, the amount and quality of property available for consignment and the marketability at auction of such property. Please refer to our most recently filed Form 10-K for a complete list of Risk Factors.

Investor Relations Information
All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call can be found here: http://investor.shareholder.com/bid/events.cfm.
Sotheby’s will host a conference call at 9:00 AM EDT on August 6, 2018, to discuss its second quarter and first half 2018 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 3339879. The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby’s web site at http://investor.shareholder.com/bid/events.cfm.

About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in 11 different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as the collection, artist, estate & foundation advisory services of its subsidiary, Art Agency, Partners. Sotheby’s presents private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Global Fine Art Division, and three retail businesses: Sotheby’s Wine, Sotheby’s Diamonds, and Viyet, the online marketplace for interior design. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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Exhibit 99.1

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Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Revenues:
Agency commissions and fees	$290,879	$301,768	$456,405	$413,033
Inventory sales	40,106	19,937	56,342	91,314
Finance	9,641	13,359	19,522	26,126
Other	5,010	4,795	9,163	8,695
Total revenues	345,636	339,859	541,432	539,168
Expenses:
Agency direct costs	59,449	54,842	94,722	76,131
Cost of inventory sales	42,414	22,255	58,409	93,662
Cost of finance revenues	1,793	5,078	4,056	10,115
Marketing	6,276	5,951	11,998	11,862
Salaries and related	96,718	88,540	175,437	154,090
General and administrative	45,671	43,362	89,484	82,313
Depreciation and amortization	7,343	5,676	14,443	11,060
Voluntary separation incentive programs, net	—	—	—	(162)
Restructuring charges	2,146	—	2,146	—
Total expenses	261,810	225,704	450,695	439,071
Operating income	83,826	114,155	90,737	100,097
Interest income	482	367	847	624
Interest expense	(8,894)	(7,572)	(18,207)	(15,105)
Write-off of credit facility fees	(3,982)	—	(3,982)	—
Extinguishment of debt	—	—	(10,855)	—
Non-operating income	2,449	944	3,873	2,988
Income before taxes	73,881	107,894	62,413	88,604
Income tax expense	17,838	31,468	13,702	24,176
Equity in earnings of investees	1,234	466	2,040	1,133
Net income	57,277	76,892	50,751	65,561
Less: Net (loss) income attributable to noncontrolling interest	(5)	1	(9)	(5)
Net income attributable to Sotheby's	$57,282	$76,891	$50,760	$65,566
Basic earnings per share - Sotheby's common shareholders	$1.09	$1.44	$0.96	$1.22
Diluted earnings per share - Sotheby's common shareholders	$1.08	$1.43	$0.95	$1.21

Appendix B

NON-GAAP FINANCIAL MEASURES
GAAP refers to generally accepted accounting principles in the United States of America. Included in this earnings release and on our earnings call are financial measures presented in accordance with GAAP and also on a non-GAAP basis. Non-GAAP financial measures are important supplemental measures used in our financial and operational decision making processes, for internal reporting, and as part of our forecasting and budgeting processes, as they provide helpful measures of our core operations. These measures allow us to view operating trends, perform analytical comparisons, and benchmark performance between periods. We also believe that these measures may be used by securities analysts, investors, financial institutions, and other interested parties in their evaluation of our performance. The non-GAAP financial measures in this release include Adjusted Net Income and Adjusted Diluted Earnings Per Share. To the extent applicable, these non-GAAP measures exclude the effect of the following unusual items, as detailed in the accompanying reconciliation tables below:

(i)	Charges (credits) related to contractual severance agreements entered into with certain former employees;

(ii)	Restructuring charges;

(iii)	Accelerated depreciation charges related to certain fixed assets that have been removed from service in connection with planned enhancements to the York Property;

(iv)	Net credits associated with a series of regional voluntary separation incentive programs that were implemented in 2015;
(v)	The loss incurred in connection with the extinguishment of our 2022 Senior Notes in the first quarter of 2018;

(vi)	The write-off of unamortized credit facility fees related to our previous credit agreement, which was refinanced in the second quarter of 2018;

(vii)	The charge resulting from the concurrent amendments to the York Property Mortgage and the related interest rate collar in the second quarter of 2017; and

(viii)	The net income tax benefit resulting from the U.S. Tax Cuts and Jobs Act.

We caution users of our financial statements that amounts presented in accordance with these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate such measures in the same manner.

Appendix B

A reconciliation of net income attributable to Sotheby's to Adjusted Net Income for the three and six months ended June 30, 2018 and 2017 is presented in the following table (in thousands of dollars):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income attributable to Sotheby's	$57,282	$76,891	$50,760	$65,566
Add: Contractual severance agreement (credits) charges, net of tax of $49, $0, ($627), and $0	(148)	—	1,998	—
Add: Restructuring charges, net of tax of ($532), $0, ($532), and $0	1,614	—	1,614	—
Add: Accelerated depreciation charges, net of tax of ($390), $0, ($775), and $0	1,180	—	2,348	—
Add: Extinguishment of debt, net of tax of $0, $0, ($2,692), and $0	—	—	8,163	—
Add: Write-off of credit facility fees, net of tax of ($922), $0, ($922), and $0	3,060	—	3,060	—
Add: Voluntary separation incentive programs credits (net), net of tax of $0, $0, $0, and $63	—	—	—	(99)
Add: Charge related to interest rate collar amendment, net of tax of $0, ($398), $0, and ($398)	—	642	—	642
Subtract: Net income tax benefit related to the U.S. Tax Cuts and Jobs Act	4,930	—	4,930	—
Adjusted Net Income	$58,058	$77,533	$63,013	$66,109
Variance versus prior period - $	$(19,475)		$(3,096)
Variance versus prior period - %	(25%)		(5%)
The income tax effect of each line item in the reconciliation above of net income attributable to Sotheby's to Adjusted Net Income is computed using the relevant jurisdictional tax rate for each item.

A reconciliation of diluted earnings per share to Adjusted Diluted Earnings Per Share for the three and six months ended June 30, 2018 and 2017 is presented in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Diluted earnings per share	$1.08	$1.43	$0.95	$1.21
Add: Contractual severance agreement (credits) charges, per share	—	—	0.04	—
Add: Restructuring charges, per share	0.03	—	0.03	—
Add: Accelerated depreciation charges, per share	0.02	—	0.04	—
Add: Extinguishment of debt, per share	—	—	0.15
Add: Write-off of credit facility fees, per share	0.06	—	0.06	—
Add: Voluntary separation incentive program credits (net), per share	—	—	—	—
Add: Charge related to interest rate collar amendment, per share	—	0.01	—	0.01
Subtract: Net income tax benefit related to the U.S. Tax Cuts and Jobs Act, per share	0.10	—	0.09	—
Adjusted Diluted Earnings Per Share	$1.09	$1.44	$1.18	$1.22
Variance versus prior period - $	$(0.35)		$(0.04)
Variance versus prior period - %	(24)%		(3)%